Exhibit 99.2

333 North Central Avenue ¡ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	Eric E. Kinneberg
	(602) 366-8016	(504) 582-4203	(602) 366-7994

Freeport-McMoRan Copper & Gold Inc. Announces

Appointment of Three New Members to its Board of Directors

PHOENIX, AZ, May 31, 2013 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the appointment of three former directors of Plains Exploration & Production Company to its Board of Directors: James C. Flores, Alan R. Buckwalter, III and Thomas A. Fry, III.

James C. Flores, 53, is Vice Chairman of the Board of FCX and Chief Executive Officer and President of Freeport-McMoRan Oil & Gas LLC, a wholly owned subsidiary of FCX. Mr. Flores is a member of the newly formed Office of the Chairman along with James R. Moffett, Chairman of the Board, and Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer of FCX. Mr. Flores is the former Chairman of the Board, President and Chief Executive Officer of Plains Exploration & Production Company (NYSE: PXP). Mr. Flores has over 25 years of experience in the oil and gas business, including serving as Chairman and CEO of PXP since PXP’s inception in 2002, and President since 2004. He also served as Chairman of the Board of Plains Resources Inc. (now owned by Vulcan Energy Corporation) from 2001 to 2004. He holds a B.S. in Petroleum Land Management and a B.S. in Corporate Finance from Louisiana State University. Mr. Flores is a director of Vulcan Energy Corporation and McMoRan Exploration Co.

Alan R. Buckwalter, III, 66, is the retired Chairman of JPMorgan Chase Bank, South Region, a position he held from 1998 to 2003. From 1990 to 1998, he was President of Texas Commerce Bank—Houston, the predecessor entity of JPMorgan Chase Bank. Mr. Buckwalter served as a member of the PXP board of directors since March 2003. He holds a B.A. degree in Political Science and History from Fairleigh Dickinson University. Mr. Buckwalter is a director of Service Corporation International, the Texas Medical Center, the Greater Houston Area Red Cross and the Houston chapter of the National Association of Corporate Directors.

Thomas A. Fry, III, 68, is the retired President of National Ocean Industries Association (NOIA), a position he held from 2000 to 2010. Before joining NOIA, Mr. Fry served as the Director of the Department of Interior’s Bureau of Land Management and has also served as the Director of the Minerals Management Service. Mr. Fry served as a member of the PXP board of directors since November 2007. He holds a B.S. in Political Science from Trinity University and a Juris Doctorate degree from Southern Methodist University Law School.

FCX’s Board of Directors is now comprised of 15 members, including 11 independent directors, who possess a diverse range of perspectives and experience in the mining and oil and gas industries, geology, business, finance, economics, accounting and public affairs.

“We are pleased to welcome Jim Flores, Alan Buckwalter and Thomas Fry to the FCX Board of Directors,” said James R. Moffett, Chairman of the Board, and Richard C. Adkerson, Vice Chairman, President and Chief Executive Officer of FCX. “We look forward to their guidance and counsel as we combine the businesses of PXP and FCX.”

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FCX is a premier U.S.-based natural resource company with an industry leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde and El Abra operations in South America; the Tenke Fungurume minerals district in the Democratic Republic of Congo; and significant oil and natural gas assets in North America, including reserves in the Deepwater Gulf of Mexico, onshore and offshore California and in the Eagle Ford and Haynesville shale plays. Additional information about FCX is available on FCX’s website at www.fcx.com.

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